Filed under SEC
                                        Rule 424 (b)(2)
                                        Registration No. 33-44271

                HILB, ROGAL AND HAMILTON COMPANY

                          SUPPLEMENT TO
               PROSPECTUS DATED FEBRUARY 12, 1992

                   RELATING TO ACQUISITION OF
                CHAPPELLE CONSULTING GROUP, INC.

          The following information is furnished to supplement and complete the information contained in the Prospectus dated February 12, 1992 ("Prosp-ectus"), relating to the offering of shares of the Common Stock of Hilb, Rogal and Hamilton Company ("Company") to the shareholders of Chappelle Consulting Group, Inc. ("Chappelle") of Birmingham, Alabama to consummate the merger of Chappelle and the Company.

                    Terms of the Transaction

          (a) (1) Effective January 1, 1996, a subsidiary of the Company will consummate an Agreement of Merger with Chappelle whereby the shareholders of Chappelle will receive 40,000 shares of Common Stock of the Company ("Shares") subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Merger (see Exhibit 2.24). The number of shares distributed to the shareholders of Chappelle will be adjusted based upon the final determination of net worth as defined in the Agreement of Merger.

          Hilb, Rogal and Hamilton Consulting company of Alabama, Inc., a newly formed subsidiary of the Company, will merge into Chappelle Consulting Group, Inc. and the surviving corporation will be a wholly owned subsidiary of the Company.

               (2) The merger with Chappelle by the Company has been agreed upon because the Company is engaged in the business of owning insurance agencies and because the shareholders of Chappelle have determined that a merger with the Company is beneficial to the growth of Chappelle's operations.

          Chappelle's operations will add approximately three employees and $840,000 of revenues to the Company.

               (3) Chappelle was incorporated in 1985 in the state of Alabama, and has 10,000 authorized shares of common stock, $.10 par value. There are 1,000 issued outstanding shares of common stock.

               (4) There are no material differences between the rights of the security holders of Chappelle and the rights of security holders of the Company.
               (5) The acquisition will be treated using the purchase method of accounting for acquisitions under Chappelle accepted accounting principles.

               (6) Chappelle will be included in the consolidated return of the Company as of the effective date. The acquisition will be recorded as a tax free exchange under the rules of I.R.C. Sections 368(a)(1)(A) and 368(a)(2)(E).

               (7) Immediately after the consummation of the Merger, the Company will contribute all of the outstanding capital stock of the surviving corporation to another subsidiary, Hilb, Rogal and Hamilton Company of Alabama.

          (c) The acquisition agreement is incorporated into this supplement as Exhibit 2.24.

                         Pro Forma Financial Information
                           See attached - Schedule A

                         Material Contracts with Seller

          There have been no material contracts between the Company and Chappelle prior to the proposed effective date of the Agreement of Merger.

           Information with Respect to Chappelle Insurance Agency, Inc.

          Chappelle was incorporated in 1985 and operates from an office in Birmingham, Alabama.

          Chappelle specializes in the design, communication and administration of Section 401(k) retirement plans and flexible benefit plans (Section 125 "Cafeteria Plan"). The revenue income is derived approximately 60% from fees for the design, communication and administration of the aforementioned programs and 40% from commissions from the sale of group annuity products.

          The shares to be issued represent less than .3% of outstanding shares of the Company at the time of acquisition and the assets of Chappelle as of December 31, 1994 and pre-tax earnings for the year then ended represent approximately .1% and .4%, respectively, of the consolidated amounts of the Company. Accordingly, due to the small size, and closely held nature of Chappelle, it is not practical or cost effective to provide financial statements (other than attached pro forma financial information) and related financial information and analyses. Accordingly, the shares will be restricted as to resale until such time as the Company files audited financial statements which include the results of operations of Chappelle. The restriction should end no later than March 31, 1997 when the Company files its Form 10-K for 1996.

                         Common Stock and Dividend Data

          There is no established public trading market for the stock of Chappelle. There are two shareholders of the corporation. See Shareholder Information below for information regarding shares held and information regarding authorized and issued shares.

          Common stock dividend distributions aggregated $55,191 and $92,454 during the years ended December 31, 1992 and 1993. there were no common stock dividend distributions during the years ended December 31, 1994 and
          1995.

                         Shareholder Information

          (a)  (1) WE ARE NOT ASKING YOU FOR A PROXY AND YOU
     ARE REQUESTED NOT TO SEND US A PROXY.

               (2) & (3) Chappelle has agreed to submit the Agreement of Merger to its shareholders for adoption by unanimous written consent after receipt and review of this supplement to the Prospectus. Since the Agreement of Merger requires that the merger can be completed only with the unanimous consent of the shareholders of the company being acquired (Chappelle), notice requirements shall have been met and there shall be no dissenters.

               (4) & (5) There are no material interests, direct or indirect of affiliates, officers or directors of the registrant or of the company being acquired (Chappelle) in the proposed transaction.

               (6) Chappelle has 10,000 authorized shares of common stock, $.10 par value. Shares issued and outstanding are as follows:

                                         Number of
          Shareholder                   Common Shares       Percentage

          Allan Chappelle                 900            90%
          Evelyn B. Chappelle             100            10%
                                        -----           ----
                                        1,000           100%
                                        =====           ====

               (7) Upon completion of the proposed acquisition, no share-holder of Chappelle will be serving as a director or executive officer of the registrant.


                              Hilb, Rogal and Hamilton Company


          Date of this Supplement:  December 20, 1995

                         SCHEDULE A - PRO FORMA CONDENSED
                         FINANCIAL STATEMENTS (UNAUDITED)

          The following pro forma condensed consolidated balance sheet as of September 30, 1995 and the pro forma consolidated income statements for the nine months ended September 30, 1995 and the years ended December 31, 1994, 1993 and 1992 give effect to the pooling-of-interests merger with
     R. E. Lipman Insurance Brokers, Inc. ("Lipman," effective on May 1, 1995); the proposed acquisition of Chappelle Consulting Group, Inc. ("Chappelle," expected to be effective on January 1, 1996); and the acquisition of certain assets and liabilities of 12 insurance agencies purchased in 1995 and four insurance agencies purchased in 1994. The pro forma information is based on the historical financial statements of Hilb, Rogal and Hamilton Company and the acquired agencies, giving effect to the transactions under the purchase method or pooling-of-interests method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The pro forma consolidated income statements give effect to the purchase method acquisitions and proposed purchase method acquisitions as if they had occurred on January 1, 1994, and the pooling-of-interest as if it had occurred prior to all periods presented. The pro forma condensed consolidated balance sheet gives effect to the business combinations which occurred or are probable of occurring subsequent to September 30, 1995, as if they had occurred before September 30, 1995.

          The pro forma statements have been prepared by management based upon the historical financial statements of Hilb, Rogal and Hamilton Company, Lipman, Chappelle and other acquired agencies. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company included in the Company's 1994 Annual Report to Shareholders which is incorporated by reference in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.

HILB, ROGAL & HAMILTON COMPANY
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 1995

----------------------------------------------------------------------------------------------------------------
                           HILB, ROGAL   ACQUISITIONS   PRO FORMA ADJUSTMENTS              PRO FORMA
                          AND HAMILTON   (PURCHASES)  FOR PURCHASE ACQUISITIONS          CONSOLIDATED
                             COMPANY
                                                      ==============================
------------------------------------------------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS   $18,406,721       $67,092       (36,539)(1)     (300,000)(2)   $18,137,274
INVESTMENTS                  15,187,654                                                     15,187,654
RECEIVABLES & OTHER          55,042,632        23,887                                       55,066,519
                         -----------------------------------------------------------------------------------
TOTAL CURRENT ASSETS         88,637,007        90,979      N/A              (336,539)       88,391,447
                         -----------------------------------------------------------------------------------
INVESTMENTS                   4,550,000                                                      4,550,000
PROPERTY & EQUIPMENT         13,269,289        30,968       (30,968)(1)                     13,269,289
INTANGIBLE ASSETS            61,207,058                                    1,002,000 (3)    62,209,058
OTHER ASSETS                  5,124,817        16,575             0                0         5,141,392
                         -----------------------------------------------------------------------------------
TOTAL ASSETS               $172,788,171      $138,522      N/A              $634,493      $173,561,186
                         ===================================================================================

LIABILITIES & EQUITY:

PREMIUMS PAYABLE-INS CO     $75,750,131                                                    $75,750,131
OTHER ACCRUED LIABILITIES    16,527,253       $53,270                                       16,580,523
                         -----------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES    92,277,384        53,270      N/A                     0        92,330,654
LONG-TERM DEBT                8,843,045                                                      8,843,045
OTHER LONG-TERM LIAB.         7,621,649        17,745                        152,000 (3)     7,791,394

SHAREHOLDERS' EQUITY

COMMON STOCK                 36,344,803         1,100        (1,100)(4)      550,000 (2)    36,894,803
RETAINED EARNINGS            27,638,984        66,407       (66,407)(4)                     27,638,984
CUMULATIVE TRANSLATION AD        62,306                                                         62,306
                         -----------------------------------------------------------------------------------
                             64,046,093        67,507      N/A               482,493  0     64,596,093
                         -----------------------------------------------------------------------------------
                           $172,788,171      $138,522      N/A              $634,493      $173,561,186
                         ===================================================================================

(1)   TO ADJUST FOR ASSETS AND LIABILITIES NOT ACQUIRED.

(2) TO REFLECT PURCHASE PRICE OF ASSETS AND LIABILITIES ACQUIRED SUBSEQUENT TO SEPTEMBER 30, 1995 IN PURCHASE TRANSACTIONS.

(3)   TO ADJUST FOR ASSET VALUATIONS UNDER PURCHASE ACCOUNTING.

(4)   TO ELIMINATE SHAREHOLDERS' EQUITY OF ACQUIRED ENTITIES.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

------------------------------------------------------------------------------------------------------------
                                                NINE MONTHS ENDED SEPTEMBER 30, 1995
                                ----------------------------------------------------------------------------
                                 HILB, ROGAL  ACQUISITIONS   PRO FORMA  ADJUSTMENTS  PRO FORMA
                                & HAMILTON CO. (PURCHASES)       FOR PURCHASE       CONSOLIDATED
                                                                 ACQUISITIONS

------------------------------------------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $106,995,550   $7,456,357                          $114,451,907
INTEREST INCOME                     1,519,707       98,192    ($213,313)    (1)        1,404,586
OTHER                               3,907,591       15,065                             3,922,656
                                ----------------------------------------------------------------------------
TOTAL REVENUES                    112,422,848    7,569,614     (213,313)             119,779,149
                                ----------------------------------------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          61,872,170    4,077,914                            65,950,084
OTHER OPERATING EXPENSES           27,278,034    2,988,421     (101,321)    (2)       30,165,134
AMORTIZATION OF INTANGIBLES         5,182,985      126,634      501,299     (3)        5,810,918
INTEREST EXPENSE                      324,126      115,817       43,599     (4)          483,542
                                ----------------------------------------------------------------------------
TOTAL OPERATING EXPENSES           94,657,315    7,308,786      443,577              102,409,678
                                ----------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES         17,765,533      260,828     (656,890)              17,369,471

INCOME TAXES                        7,138,296                  (158,425)    (5)        6,979,871
                                ----------------------------------------------------------------------------

NET INCOME                        $10,627,237     $260,828    ($498,465)             $10,389,600
                                ============================================================================



NET INCOME PER COMMON SHARE             $0.73                                              $0.70
                                ============================================================================

SHARES ISSUED AND OUTSTANDING      14,173,064                    40,000               14,213,064
                                ----------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,616,707                   171,262               14,787,969
                                ----------------------------------------------------------------------------


(1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
(2) TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO REFLECT ADJUSTED COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
(3) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
      ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
      FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)   TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
(5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31, 1994
                              ----------------------------------------------------------------------------------------------
                               HILB, ROGAL   POOLING-OF-    PRO FORMA   ACQUISITIONS   PRO FORMA  ADJUSTMENTS  PRO FORMA
                              & HAMILTON CO.  INTERESTS      COMBINED    (PURCHASES)       FOR PURCHASE       CONSOLIDATED
                                               MERGER        POOLED                       ACQUISITIONS
                                                              TOTAL
-------------------------------------------------------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $132,914,113      $339,483  $133,253,596  $22,787,247                          $156,040,843
INTEREST INCOME                     1,899,803         9,147     1,908,950      325,361    ($682,082)    (1)        1,552,229
OTHER                               5,995,698         2,084     5,997,782       47,122                             6,044,904
                                -----------------------------------------------------------------------------------------
TOTAL REVENUES                    140,809,614       350,714   141,160,328   23,159,730     (682,082)             163,637,976
                                -----------------------------------------------------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          78,310,999       240,592    78,551,591   14,379,364                            92,930,955
OTHER OPERATING EXPENSES           35,975,715       134,437    36,110,152    7,905,608     (507,683)    (2)       43,508,077
AMORTIZATION OF INTANGIBLES         6,436,119                   6,436,119      871,742      870,373     (3)        8,178,234
INTEREST EXPENSE                      812,216                     812,216      420,634      (81,421)    (4)        1,151,429
POOLING-OF-INTERESTS EXPENSE         487,986                     487,986                                            487,986
                                ------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES          122,023,035       375,029   122,398,064   23,577,348      281,269              146,256,681
                                ------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES         18,786,579       (24,315)   18,762,264     (417,618)    (963,351)              17,381,295

INCOME TAXES                        7,394,296        (6,350)    7,387,946                  (552,388)    (5)        6,835,558
                                ------------------------------------------------------------------------------------------

NET INCOME                        $11,392,283      ($17,965)  $11,374,318    ($417,618)   ($410,963)             $10,545,737
                                ==========================================================================================



NET INCOME PER COMMON SHARE             $0.77                       $0.77                                              $0.69
                                ==========================================================================================

SHARES ISSUED AND OUTSTANDING      14,679,464        37,000    14,716,464                   357,726               15,074,190
                                ------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,778,304        37,000    14,815,304                   367,101               15,182,405
                                -------------------------------------------------------------------------------------------

(1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM FROM CASH PAID FOR ACQUIRED AGENCIES.
(2) TO REFLECT ADJUSTMENTS TO OTHER OPERATING EXPENSES TO REFLECT ADJUSTED DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
(3)   TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION
      OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
      ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
      FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)   TO REFLECT INTEREST ON ACQUISITION DEBT AND TO ADJUST HISTORICAL
      INTEREST FOR DEBT NOT ASSUMED.
(5)   TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS
      ON NET INCOME.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
-------------------------------------------------------------------------
                                       YEAR ENDED DECEMBER 31, 1993

--------------------------------------------------------------------------
                                 HILB, ROGAL   POOLING-OF-    PRO FORMA
                                & HAMILTON CO.  INTERESTS      COMBINED
                                                 MERGERS        POOLED
                                                                TOTAL
-------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $137,662,048      $403,680  $138,065,728
INTEREST INCOME                     1,558,982         9,678     1,568,660
OTHER                               2,435,150         1,978     2,437,128
                                -----------------------------------------
TOTAL REVENUES                    141,656,180       415,336   142,071,516
                                ------------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          82,469,714       286,526    82,756,240
OTHER OPERATING EXPENSES           37,773,552       139,098    37,912,650
AMORTIZATION OF INTANGIBLES         6,581,550             0     6,581,550
INTEREST EXPENSE                    1,270,268             0     1,270,268
POOLING-OF-INTERESTS EXPENSE          503,207                     503,207
                                -----------------------------------------
TOTAL OPERATING EXPENSES          128,598,291       425,624   129,023,915
                                -----------------------------------------
INCOME BEFORE INCOME TAXES         13,057,889       (10,288)   13,047,601

INCOME TAXES                        4,764,496        (3,672)    4,760,824
                                -----------------------------------------
NET INCOME                         $8,293,393       ($6,616)   $8,286,777
                                =========================================

NET INCOME PER COMMON SHARE             $0.57                       $0.57
                                =========================================

SHARES ISSUED AND OUTSTANDING      14,800,904        37,000    14,837,904
                                -----------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      14,456,055        37,000    14,493,055
                                -----------------------------------------

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

-------------------------------------------------------------------------
                                       YEAR ENDED DECEMBER 31, 1992

-------------------------------------------------------------------------
                                 HILB, ROGAL   POOLING-OF-    PRO FORMA
                                & HAMILTON CO.  INTERESTS      COMBINED
                                                 MERGERS        POOLED
                                                                TOTAL
-------------------------------------------------------------------------
REVENUES:

COMMISSIONS & FEES               $137,296,081      $423,032  $137,719,113
INTEREST INCOME                     1,374,949        12,097     1,387,046
OTHER                               1,789,925           677     1,790,602
                                -----------------------------------------
TOTAL REVENUES                    140,460,955       435,806   140,896,761
                                -----------------------------------------

OPERATING EXPENSES:

COMPENSATION AND BENEFITS          81,939,724       277,357    82,217,081
OTHER OPERATING EXPENSES           36,208,784       142,421    36,351,205
AMORTIZATION OF INTANGIBLES         6,557,924             0     6,557,924
INTEREST EXPENSE                    1,820,819             0     1,820,819
POOLING-OF-INTERESTS EXPENSE          532,960                     532,960
                                -----------------------------------------
TOTAL OPERATING EXPENSES          127,060,211       419,778   127,479,989
                                -----------------------------------------
INCOME BEFORE INCOME TAXES         13,400,744        16,028    13,416,772

INCOME TAXES                        4,809,342        10,141     4,819,483
                                -----------------------------------------
NET INCOME                         $8,591,402        $5,887    $8,597,289
                                =========================================

NET INCOME PER COMMON SHARE             $0.65                       $0.65
                                =========================================

SHARES ISSUED AND OUTSTANDING      13,242,808        37,000    13,279,808
                                -----------------------------------------
WEIGHTED AVERAGE SHARES
  OUTSTANDING                      13,241,030        37,000    13,278,030
                                -----------------------------------------